UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only
☒	Definitive Proxy Statement	(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
NATIONAL COAL CORP.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No Fee Required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transactions applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing party:
(4)	Date Filed:

NATIONAL COAL CORP.
8915 George William Road
Knoxville, Tennessee 37923

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Thursday, May 28, 2009

To the Shareholders of National Coal Corp.:

        The 2009 Annual Meeting of Shareholders of National Coal Corp. will be held at the Hyatt Regency DFW, International Parkway, DFW Airport, Dallas, TX 75261 on Thursday, May 28, 2009 at 10:00 a.m. Central Daylight Time, for the following purposes:

1.	To elect five (5) Directors to hold office until the 2010 annual meeting or until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on April 17, 2009 as the record date for determination of shareholders entitled to notice of, and to vote at, the meeting and any of its adjournments or postponements.

        You are cordially invited to attend the Annual Meeting in person. However, you must be a shareholder of record at the close of business on April 17, 2009 to vote at the meeting. If your shares are held in street name, you must obtain a Proxy, executed in your favor, from the holder of record in order to be able to vote at the Annual Meeting. Regardless of whether or not you will attend, please mark, date, sign and return the enclosed proxy.

By Order of the Board of Directors Kenneth Scott Chairman of the Board

THE ATTACHED PROXY STATEMENT AND
OUR ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT
WWW.NATIONALCOAL.COM/INVESTORS.PHP

April 23, 2009

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE STAMPED RETURN ENVELOPE PROVIDED. YOUR PROMPT RETURN OF THE PROXY WILL HELP AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.

THE ANNUAL MEETING IS ON MAY 28, 2009
PLEASE RETURN YOUR PROXY IN TIME

NATIONAL COAL CORP.
8915 George William Road
Knoxville, Tennessee 37923

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held Thursday, May 28, 2009

GENERAL INFORMATION AND VOTING RIGHTS

        This proxy statement (the Proxy Statement) and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of National Coal Corp., a Florida corporation, for use at the 2009 Annual Meeting of Shareholders (the Annual Meeting) to be held at the Hyatt Regency DFW, International Parkway, DFW Airport, Dallas, TX 75261, Dallas, TX on Thursday, May 28, 2009 at 10:00 a.m. Central Daylight Time, and any adjournments or postponements thereof. Enclosed with this Proxy Statement is a copy of our Annual Report, which includes our Form 10-K (without exhibits), for the fiscal year ended December 31, 2008. However, the Annual Report is not intended be a part of this Proxy Statement or a solicitation of proxies. We anticipate that the Proxy Statement and enclosed proxy will first be mailed or given to our shareholders on or about April 30, 2009.

        Your vote is important. If your shares are registered in your name, you are a shareholder of record. If your shares are in the name of your broker or bank, your shares are held in street name. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. All shareholders can vote by written proxy card. Your submitting the enclosed proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in street name, you must obtain a proxy, executed in your favor, from the holder of record in order to be able to vote at the meeting. If you are a shareholder of record, you may revoke your proxy at any time before the meeting either by filing with the Corporate Secretary of National Coal, at our principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote your shares in person. All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors.

        Only holders of record of our common stock at the close of business on April 17, 2009 will be entitled to vote at the Annual Meeting on the proposals described in this Proxy Statement. On the record date, there were 34,184,824 shares of common stock outstanding. Each holder of record is entitled to one vote for each share of common stock on all matters to come before the meeting. Shareholders may not cumulate votes in the election of directors.

        If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the nominees of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on these matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

        The five nominees for election as directors who receive the most votes “for” election will be elected.

        The presence, in person or by proxy, of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to shareholders and will have the same effect as negative votes, while broker non-votes on a proposal are not counted or deemed present or represented for determining whether shareholders have approved that proposal. Broker non-votes occur when a broker holding customer securities in street name has not received voting instructions from the customer on certain “non-routine” matters, and, therefore, is barred by the rules of the applicable securities exchange from exercising discretionary authority to vote those securities. Brokers may vote their clients’ shares on routine matters, such as the election of directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Our Bylaws and Articles of Incorporation provide that the number of members on our Board of Directors shall be fixed from time to time exclusively by the Board of Directors, but shall not be less than one (1) nor more than fifteen (15). The number of members comprising our Board of Directors currently is fixed at five.

        At the recommendation of the Nominating and Governance Committee, the Board of Directors proposes the election of the following nominees as directors:

Robert Heinlein
Gerald Malys
Daniel Roling
Kenneth Scott
Marc Solochek

        Each of the directors elected at the Annual Meeting will serve until the Annual Meeting of Shareholders to be held in 2010 or until such director’s successor has been duly elected and qualified or until such director has otherwise ceased to serve as a director.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies will be voted for such other nominee(s) as shall be designated by the then current Board of Directors to fill any vacancy. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

        The principal occupation and certain other information about the nominees and our executive officers are set forth on the following pages.

The Board of Directors and Nominating and Governance Committee Unanimously
Recommend a Vote “FOR” the Election of the Nominees Listed Above.

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth certain information with respect to existing directors, nominees, and executive officers of National Coal Corp. as of April 23, 2009. All of the nominees currently are directors of National Coal.

Name	Age	Position with National Coal
Directors and Nominees: Robert Heinlein Gerald Malys Daniel Roling Kenneth Scott Marc Solochek Other Executive Officers: Michael R. Castle Scott Deppe William Snodgrass	45 64 59 66 63 49 55 45
Director
Director
President, Chief Executive Officer and Director
Chairman of the Board
Director

Senior Vice President, Chief Financial Officer
Senior Vice President of National Coal of Alabama, Inc.
Chief Operating Officer and Senior Vice President of Business Development

Board of Directors and Nominees

        Robert Heinlein has served as a director since April 1, 2005. Since 2003 Mr. Heinlein has worked as a business consultant with respect to Sarbanes-Oxley regulations. From August 2000 through 2003, Mr. Heinlein was a private investor. From June 1994 through August 2000, Mr. Heinlein served in various management positions with Boca Research, Inc., including as Vice President of Finance and Chief Financial Officer from August 1999 to August 2000 and as Vice President, Corporate Comptroller and Treasurer from July 1998 to August 1999. Mr. Heinlein is a Certified Public Accountant. Mr. Heinlein has a Bachelor’s and Master’s degree in accounting from Florida Atlantic University.

        Gerald Malys has served as a director since November 2006. During April 2009, Mr. Malys serves as the Senior Vice President of Golden Minerals Company, and will retire from that position at the end of April. Mr. Malys was Senior Vice President, Finance and Chief Financial Officer of Apex Silver Mines Limited, a position he held from June 2006 through March 2009. Mr. Malys was a private investor from 1999 to June 2006. Prior to this position, Mr. Malys was employed in positions of increasing authority by Cyprus Amax Minerals Company from 1985 to 1999. He served as a director of Amax Gold Inc. from 1993 to 1998 and of Kinross Gold Corporation from 1998 to 1999. Mr. Malys has a Bachelor of Science degree in accounting from Gannon University, is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

        Daniel Roling is President and Chief Executive Officer of National Coal Corp., positions he has held since February 2007 and August 2006, respectively. Prior to joining the Company, Mr. Roling served as a financial analyst in the metals and mining industries for more than 25 years. He joined Merrill Lynch in 1981, and was ranked on both the Institutional Investor’s All-American Research Team and the Greenwich Associates’ poll. Mr. Roling is also a long standing member of the National Coal Council. He holds a bachelor’s degree in accounting from the University of Iowa and an MBA from the University of Kansas. He is a certified public accountant (CPA) a Chartered Financial Analyst (CFA) and a member of the American Institute of Certified Public Accountants.

         Kenneth Scott has served as a director since April 1, 2005, and as Chairman of the Board since June 25, 2007. Mr. Scott has been a Partner with Colonnade Strategies, LLC a business consulting firm, since 2002. Prior to joining Colonnade Strategies, LLC, Mr. Scott was the Executive Vice President for Europe and Vice President, Energy Industry, for Perot Systems Corporation, which provides technology-based business solutions to help organizations worldwide control costs and cultivate growth. Mr. Scott worked for Perot Systems Corporation from 1998 through 2002.

        Marc Solochek has served as a director since March 1, 2009. Mr. Solochek is the Chief Financial Officer and Chief Executive Officer of Medical Information Systems Technology, LLC, a developer and marketer of medical software and associated hardware, and the Chief Financial Officer of Strictly Business Computer Systems, Inc., a software company, positions he has held since August 2006, and was previously a consultant to SBCS from November 2004 through July 2006. Mr. Solochek also served as the Executive Vice President and Chief Financial Officer of Vulcan Capital Management, LLC, a private equity firm, from November 2003 until February 2008. From November 2004 to May 2006, Mr. Solochek served as the Chairman of the Board of Managers of The Elk Horn Coal Company, LLC. In the past, Mr. Solochek also provided financial consulting services to the mining industry and has previously served as an officer for other coal companies. He holds a bachelor’s degree in business administrative and a juris doctorate from the University of Wisconsin.

Other Executive Officers

        Michael R. Castle has served as our Senior Vice President and Chief Financial Officer since December 2007, and serves as our principal financial and accounting officer. From 1999 until joining us, Mr. Castle was in professional practice specializing in management advisory and consulting services. In his practice he offered various financial and operational skill sets designed to help companies grow, acquire, or sell coal mining and natural gas properties throughout the Kentucky, West Virginia, Ohio, Tennessee and Virginia region. He also provided income tax planning and compliance services for coal mining and coal industry related businesses. From 1991 to 1999, Mr. Castle served as Vice President, Chief Financial Officer of Quaker Coal Company, Inc., a 12-million ton per year Kentucky-based coal mining company with over 1,000 employees. Mr. Castle is a Certified Public Accountant and received a B.S. degree in Accounting from the University of Kentucky.

        Scott Deppe has served as the Senior Vice President of National Coal of Alabama, Inc. since January 2009. Prior to joining us, Mr. Deppe served as Vice President, Chief Operating Officer and Director at Clearwater Natural Resources, LLC based in Leburn, KY. In 2004, before his service at Clearwater, he served as Vice President of Colombian Operations at Drummond Company, LTD. in Colombia, South America, and from 1996 to 2004, he held the position of Vice President and General Manager at Triton Coal Company LLC in Gillette, WY.

        William Snodgrass has served as our Chief Operating Officer since August 2007, and as our Senior Vice President of Business Development since March 2007. Mr. Snodgrass served as our Operations Manager from July 2003 until March 2006, and as our Chief Operating Officer from May 2006 until March 2007. Mr. Snodgrass also served as our consultant from February 2003 to July 2003. Prior to joining us, Mr. Snodgrass served as superintendent and area manager for Tennessee Mining, Inc., a subsidiary of Addington Enterprises, Inc., one of the largest coal companies in the nation, a position he held from 1994 until February 2003. Mr. Snodgrass has extensive knowledge and expertise in the coal mining industry and has been involved in numerous mining projects in the Kentucky and Tennessee areas. Mr. Snodgrass has over 20 years of experience in the coal industry.

The Board and Board Committees

        Board of Directors. A majority of our Board of Directors is comprised of “independent” directors within the meaning of the applicable rules for companies traded on The NASDAQ Global Market (NASDAQ). The Board has determined that each of Robert Heinlein, Gerald Malys, Kenneth Scott and Marc Solochek are independent directors. Daniel Roling does not qualify as independent because he is a National Coal employee.

        In making its determination, the Board considered the objective tests and the subjective tests for determining who is an “independent director” under the NASDAQ rules. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to National Coal and National Coal’s management. Based on all of the foregoing, as required by NASDAQ rules, the Board made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        In making its independence determinations, the Board will consider transactions occurring since the beginning of the third fiscal year prior to the date of its determination between National Coal and entities associated with the independent directors or members of their immediate family. All identified transactions that appear to relate to National Coal and a person or entity with a known connection to a director will be presented to the Board for consideration. In each case, the Board will determine whether, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship impaired the director’s independence.

        The Board of Directors held eleven general meetings during 2008. The Board of Directors also acted on five occasions by unanimous written consent during 2008. Each current director, while serving as a director, attended at least 75% of all the meetings of the Board of Directors and those committees on which he served in 2008. While we have not established a policy with respect to members of the Board of Directors attending annual meetings, directors are generally in attendance at the annual meeting of shareholders. All of our directors that were nominated for re-election at the 2008 annual meeting of shareholders attended the meeting in person.

        The Board of Directors regularly maintains an Audit Committee, Compensation Committee and Nominating and Governance Committee, and establishes special committees from time to time to perform specifically delegated functions. The Board of Directors has adopted a written charter that governs the conduct and responsibilities of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee, copies of which may be found on our website located at http://www.nationalcoal.com. Our Audit Committee held seven meetings and acted on one occasion by unanimous written consent during 2008, our Nominating and Governance Committee held three meetings during 2008, and our Compensation Committee held ten meetings during 2008.

        Audit Committee. The Audit Committee currently consists of Robert Heinlein, Kenneth Scott and Gerald Malys, all of whom qualify as “independent” directors within the meaning of the applicable rules for companies traded on The NASDAQ Global Market (NASDAQ). During 2008, Robert Heinlein, Kenneth Scott and Gerald Malys served on the Committee, and Mr. Heinlein, a certified public accountant, chaired this committee. The Board of Directors has determined that Mr. Heinlein is an “audit committee financial expert” as defined in Item 401(h)(2) of Regulation S-K. The Board also has determined that each Committee member has sufficient knowledge in reading and understanding our financial statements to serve on the Committee. The Committee reviews the scope and results of quarterly audit reviews and the year-end audit with management and the independent auditors, reviews and discusses the adequacy of our internal controls, and recommends to the Board of Directors selection of independent auditors for the coming year.

         Compensation Committee. The Compensation Committee of the Board of Directors is primarily responsible for determining the annual salaries and other compensation of directors and executive officers and administering our equity compensation plans. The Committee currently consists of Robert Heinlein, Kenneth Scott and Gerald Malys, all of whom qualify as “independent” directors within the meaning of the applicable rules for companies traded on NASDAQ. During 2008, Robert Heinlein, Kenneth Scott and Gerald Malys served on the Committee, and Mr. Scott chaired this Committee. In connection with its deliberations, the Committee seeks the views of the Chief Executive Officer with respect to appropriate compensation levels of the other officers and periodically recruits compensation experts to provide independent advice regarding market trends and other competitive considerations. For further discussion of the role of the Compensation Committee in determining executive compensation, see the discussion in “Compensation Discussion and Analysis” included elsewhere in this proxy statement.

        Nominating and Governance Committee. The Nominating and Governance Committee of the Board of Directors currently consists of Robert Heinlein, Kenneth Scott and Gerald Malys, all of whom qualify as “independent” directors within the meaning of the applicable rules for companies traded on the NASDAQ. During 2008, Robert Heinlein, Kenneth Scott and Gerald Malys served on the Committee, and Mr. Malys chaired this Committee. The Committee reviews and makes recommendations regarding the functioning of the Board of Directors as an entity, recommends corporate governance principles applicable to National Coal and assists the Board of Directors in its reviews of the performance of the Board and each of its committees.

        The Committee also reviews those Board members who are candidates for re-election to our Board of Directors, and makes the determination to nominate a candidate who is a current member of the Board of Directors for re-election for the next term. The Committee’s methods for identifying candidates for election to the Board of Directors (other than those proposed by our shareholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources—members of the Board of Directors; our executives; individuals personally known to the members of the Board of Directors; and other research. We may also from time to time retain one or more third-party search firms to identify suitable candidates. The Committee members also nominate outside candidates for inclusion on the Board of Directors.

        A National Coal shareholder may nominate one or more persons for election as a director at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in our Bylaws. In addition, the notice must be made in writing and include (i) the qualifications of the proposed nominee to serve on the Board of Directors, (ii) the principal occupations and employment of the proposed nominee during the past five years, (iii) directorships currently held by the proposed nominee, and (iv) a statement that the proposed nominee has consented to the nomination. The recommendation should be addressed to our Secretary.

        Among other matters, the Nominating and Governance Committee members:

o	Review the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of National Coal and the Board;

o	Conduct candidate searches, interview prospective candidates and conduct programs to introduce candidates to our management and operations, and confirm the appropriate level of interest of such candidates;

o	Recommend to the Board qualified candidates who bring the background, knowledge, experience, independence, skill sets and expertise that would strengthen and increase the diversity of the Board;

o	Conduct appropriate inquiries into the background and qualifications of potential nominees; and

o	Review the suitability for continued service as a director of each Board member when he or she has a significant change in status, such as an employment change, and recommend whether or not such director should be re-nominated.

        Based on the foregoing, the Nominating and Governance Committee recommended for nomination, and the Board of Directors nominated, Robert Heinlein, Gerald Malys, Daniel Roling, Kenneth Scott and Marc Solochek for re-election as directors on the Board of Directors, subject to shareholder approval, for a one-year term ending on or around the date of the 2010 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

        During 2008, Robert Heinlein, Kenneth Scott and Gerald Malys served on the Compensation Committee. None of these Committee members have served as officers or employees of National Coal, and while serving on the Committee were independent directors pursuant to applicable NASDAQ rules. During 2008, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

Code of Ethics

        We have adopted a Code of Ethical Conduct that is applicable to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. A copy of our Code of Ethical Conduct will be made available to any person without charge upon written request to the Corporate Secretary of National Coal at our principal executive offices at 8915 George Williams Road, Knoxville, Tennessee 37923.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent shareholders are required by SEC regulations to furnish us with all Section 16(a) forms they file. Based solely on our review of the copies of the forms received by us and written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that, during the year ended December 31, 2008, all of our executive officers, directors and greater-than-ten percent shareholders complied with all Section 16(a) filing requirements except for the following: (i) one Statement of Changes in Beneficial Ownership on Form 4 reporting one separate transaction was filed late by Daniel Roling, (ii) one Statement of Changes in Beneficial Ownership on Form 4 reporting one separate transaction, was filed late by Geologic Resource Partners, LLC and (iii) one Initial Statement of Beneficial Ownership of Securities on Form 3 was filed late by Steelhead Navigator Master, L.P.

Certain Relationships and Related Transactions

        Review and Approval of Related Party Transactions. We have adopted a Code of Ethical Conduct that applies to all employees and directors of the company. This Code of Ethical Conduct requires that all of our employees and directors avoid engaging in activities that give rise to conflicts of interest, including engaging in any transactions with the company, without first obtaining a waiver. Executive officers and directors are required to obtain such a waiver from our Board of Directors or an appropriate committee of our Board. There were no instances during 2008 in which an executive officer or director engaged in a related party transaction with the company without first obtaining a waiver as required under our Code of Ethical Conduct.

        Reportable Related Party Transactions. Other than the employment arrangements described elsewhere in this report and the transactions described below, since January 1, 2008, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

o	in which the amount involved exceeds $120,000; and

o	in which any director, executive officer, shareholder who beneficially owns 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

        On May 12, 2008, we sold 55,000 shares of our common stock to Daniel Roling, our President and Chief Executive Officer, Michael R. Castle, our Senior Vice President and Chief Financial Officer and William Snodgrass, our Chief Operating Officer, for a purchase price of $4.65 per share, which shares were sold pursuant to our 2004 Stock Option Plan as part of a larger offering of 2,332,000 shares of our common stock in which institutional investors acquired the remaining shares.

        On March 31, 2008, we sold the real and personal property assets that comprised our active Straight Creek mining operations in Bell, Leslie and Harlan Counties, Kentucky to Xinergy Corp. for $11,000,000 in cash. In addition to our receipt of the purchase price for the assets, the transaction also resulted in the return to us of approximately $7,400,000 in cash that we previously pledged to secure reclamation bonds and other liabilities associated with the Straight Creek operation, and relieved us of approximately $3,600,000 in reclamation liabilities and approximately $2,700,000 of equipment related debt which were assumed by Xinergy in the transaction. The sale resulted in a small gain. Xinergy Corp. was founded and is controlled by Jon Nix. Mr. Nix was a holder of more than 5% of our common stock at the time of the transaction.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Program

        The objective of the Company’s executive compensation program is to attract, retain and motivate key executives to enhance long-term profitability and create shareholder value. On April 1, 2005, upon the creation of the Company’s Compensation Committee of the Board of Directors, the Company did not have a compensation philosophy or program. The Committee’s first objective was to bring certain skill sets and experience to the top positions in the Company: Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. Compensation programs have been negotiated on an individual by individual basis in order to attract the people who were identified for those positions. More recently, the Compensation Committee has been working with management and the Board in seeking the development and publication of Board-approved, annual company targets around which an incentive compensation program can be designed that would enable a senior executive to earn up to a substantial portion of his base salary in the form of a cash bonus in return for achieving the targets.

         The philosophy of the Compensation Committee is centered on the belief that the Company’s ability to responsibly deliver and sustain value is driven by superior individual performance. We believe that a company must offer competitive compensation to attract and retain experienced, talented and motivated employees. At the senior leadership roles with the organization, we are in the process of structuring executive bonus plans which will be based upon making performance-based pay a significant portion of compensation. We believe this will encourage talented leaders to stay with the company over extended years.

        The Compensation Committee has approved a compensation structure for the named executive officers, determined on an individual by individual basis that incorporates four key components: base salary, annual discretionary incentive payments, stock options, and retirement and other benefits.

Deductibility of Compensation Expenses

        Pursuant to Section 162(m) under the Internal Revenue Code, certain compensation paid to executive officers in excess of $1 million is not tax deductible, except to the extent such excess constitutes performance-based compensation. The Committee has and will continue to carefully consider the impact of Section 162(m) when establishing incentive compensation plans. As a result, a significant portion of the Company’s executive compensation satisfies the requirements for deductibility under Section 162(m). At the same time, the Committee considers its primary goal to design compensation strategies that further the best interests of the Company and its shareholders. In certain cases, the Compensation Committee may determine that the amount of tax deductions lost is insignificant when compared to the potential opportunity a compensation program provides for creating shareholder value. The Compensation Committee therefore retains the ability to evaluate the performance of the Company’s executive officers and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation.

2008 Executive Compensation Components

        For the year ended December 31, 2008, the principal components of compensation for the named executive officers were:

o	annual base salary;

o	annual discretionary incentive compensation;

o	stock options;

o	restricted stock awards; and

o	retirement and other benefits.

        Annual Base Salary. In general, base salary for each employee, including the named executive officers, is established based on the individual’s job responsibilities, performance and experience; the Company’s size relative to competitors; the competitive environment; and a general view as to available resources.

        For the Company’s executive officers, the Compensation Committee reviewed the base salaries of the Chief Executive Officer and his direct reports at the time of hire, which has been within the past three years, to ensure competitiveness in the marketplace. The Compensation Committee consider the base salaries of the named executive officers to ensure they take into account performance, experience and retention value and that salary levels continue to be competitive with companies of similar size and complexity.

         Annual Discretionary Incentive Compensation. Named executive officers are provided with a discretionary incentive program which allows for cash incentive bonuses up to certain percentages of compensation established in each employment agreement. At this time, the incentive program has not yet been linked with a set of clear objectives.

        Stock Options. The Compensation Committee approved a long-term incentive opportunity for each of the named executive officers through awards of stock options. The Company’s stock option program is a long-term plan designed to create a direct link between executive compensation and increased shareholder value, provide an opportunity for increased equity ownership by executives, and maintain competitive levels of total compensation.

        Initial awards of stock options are made on the hire date of the executive officer or employee. Additionally, the Compensation Committee will make additional awards of stock options on a case by case basis.

        In the case of recommended stock option awards, the Compensation Committee reviews the recommendations of senior management and tests fairness before recommending a stock option award to the board of directors. The process for stock option awards is to approve grants prospectively (i.e. approval date occurs prior to grant date) although there have been occasions where stock option awards have been approved on the grant date at the closing market price on that date.

        All stock options, except for those granted to Daniel Roling in 2006, have been granted at an exercise price equal to the closing market price of the Company’s Common Stock on the date of grant. Accordingly, those stock options will have intrinsic value to employees only if the market price of the Common Stock increases after that date. The stock options granted to Daniel Roling in 2006 had an exercise price equal to the closing market price of the Company’s Common Stock on the date his employment agreement was signed and the grant date was the commencement date of his employment. Stock options generally vest in one-fourth increments over a period of four years; however, options will immediately vest upon a change of control of the Company or a recapitalization event or upon the holder’s death or disability. If the holder terminates employment without good reason (as defined in his or her employment agreement), all unvested stock options are forfeited. Stock options expire ten years from the date of grant.

        Restricted Stock Awards. The Compensation Committee approved a long-term incentive opportunity for certain of the named executive officers through restricted stock awards. Like the stock option awards , the Company’s restricted stock awards are intended to create a direct link between executive compensation and increased shareholder value, provide an opportunity for increased equity ownership by executives, and maintain competitive levels of total compensation.

        Restricted stock awards are made on a case by case basis.

        In the case of recommended restricted stock awards, the Compensation Committee reviews the recommendations of senior management and tests fairness before recommending a restricted stock award to the board of directors.

        Vesting of restricted stock awards historically has been made on a case-by-case basis, and generally vest in installments over a multi-year period. Vesting may accelerate upon a change of control of the Company or a recapitalization event or upon the holder’s death or disability. If the holder terminates employment without good reason (as defined in his or her employment agreement), all unvested shares of restricted stock are forfeited.

         Retirement Benefits. The Company maintains a 401(k) plan. Named executive officers participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amount that may be contributed by executives under the plans. Through December 31, 2008, the Company provided matching funds under the 401(k) plan to participating employees of National Coal of Alabama and, effective January 2009, to all participating employees of the Company.

        Other Benefits Provided by the Company. The Company also provides the following benefits to the named executive officers and all other employees.

o	Medical Benefits. Employees have a choice of two coverage options. Each option covers the same services and supplies, but differs in the quality of the doctors' network. Prior to April 2007, the plan was fully funded by the Company. Between April 2007 and June 2008, the employee paid between $0 and $200 per month depending upon the number of family members covered under the plan. Beginning July 2008, the plan is fully funded by the Company.

o	Dental Benefits. The plan covers preventive, basic and major services for employees and their dependents. Orthodontia care is also provided for eligible dependents. Preventive care and basic services are covered at 100%. Major services at 50% after a waiting period. The plan has no deductibles. The premium is paid 100% by the company for salaried employees and 100% by the employee for hourly employees.

o	Life Insurance. Employees receive a basic benefit equal to $10,000. The premium is paid 100% by the company.

o	Vacation. All employees are eligible for vacation based on years of service. Each executive, including the named executive officers, is eligible for 20 days of vacation each year.

o	Holidays. The company provides 12 paid holidays each year.

o	Perquisites. The Company provided certain perquisites to senior management in 2008, as follows:

o	Life Insurance. Certain executive officers are provided $1 million or $500,000 keyman life insurance in which, upon the death of the employee, the proceeds of such insurance are divided evenly between the Company and the employee's heirs.

o	Long-Term Disability (LTD) and Long-Term Care. The contract of our Chief Executive Officer requires the company to provide long-term disability and long-term care insurance programs on his behalf. At December 31, 2008, both programs were in place. Long-term care insurance provides $400 per day paid directly to the insured for every day in which the employee meets certain criteria and requires outside care.

o	Other Perquisites. The Company does not provide or reimburse for country club memberships for any officers. Vehicles have been provided to certain named executives.

2008 Employee Retention Payments

        In order to retain key employees and executives during a tight labor market, the Company executed employee retention contracts with key employees and two executive officers of the Company in October 2008. These agreements provide for cash payments upon execution of $350,000 to executives and $219,000 to non-executives and additional cash payments payable on January 31, 2012 of $100,000 to executives and $205,000 to non-executives. In addition, the agreements also provide: (i) to two executives officers of the Company, a total of 200,000 restricted shares of the Company’s common stock as well as the option to purchase 75,000 common shares at $4.45 a share under a three year vesting schedule (these agreements are more fully described in “Executive Compensation” below); and (ii) to other key employees stock options to purchase a total of 140,000 common shares at $4.45 a share under a three year vesting schedule.

Compensation Committee Report

        The Compensation Committee of the Board of Directors is primarily responsible for determining the annual salaries and other compensation of executive officers and administering the Company’s equity compensation plans. The Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and based on such review and discussion has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in National Coal’s 2008 Annual Report on Form 10-K and in this proxy statement.

        Compensation Committee
        Kenneth Scott, Chairman
        Robert Heinlein
        Gerald J. Malys

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth, as to each person serving as Chief Executive Officer and Chief Financial Officer during 2008, the most highly compensated executive officer other than the Chief Executive Officer and Chief Financial Officer who was serving as an executive officer at the end of the 2008 whose compensation exceeded $100,000 (who was the only other executive officer serving at the end of the 2008), and Charles Kite, whose service as an executive officer terminated during 2008 (referred to as named executive officers), information concerning all compensation paid for services to us in all capacities for each of the three fiscal years ended December 31, 2008.

	Year	Salary ($)	Bonus ($)	Option and Stock Awards ($) (4)		All Other Compensation ($) (5)	Total ($)

Daniel A. Roling (1)	2008	600,000	—	367,756		77,090	1,078,179
President and Chief	2007	600,000	—	759,518	(6)	18,111	1,377,629
Executive Officer	2006	236,538	—	127,917		59,592	424,047

Michael R. Castle (2)	2008	243,800	50,000	86,723		—	380,523
Senior Vice President and	2007	20,000	—	3,757		2,311	26,068
Chief Financial Officer	2006	—	—	—		—	—

Charles Kite (3)	2008	105,000	15,000	141,486		—	261,486
General Counsel	2007	180,000	5,000	79,542		708	265,250
	2006	180,000	—	93,914		5,177	279,091
William Snodgrass	2008	226,667	345,000	136,618		820	709,105
Chief Operating Officer and	2007	180,000	40,000	160,717		1,845	382,562
Senior Vice President of Business	2006	157,500	32,589	83,774		1,845	275,708
Development

(1)	Mr. Roling's employment with National Coal commenced on August 9, 2006.
(2)	Mr. Castle's employment with National Coal commenced on December 1, 2007.
(3)	Mr. Kite's employment with National Coal terminated on July 15, 2008, however, Mr. Kite provided consulting services to National Coal through December 31, 2008.
(4)	The amounts in this column represent the dollar amounts recognized for financial statement reporting purposes in the applicable fiscal year with respect to stock options granted and restricted stock grants in the applicable fiscal year as well as prior fiscal years, in accordance with SFAS 123R. For additional information on the valuation assumptions with respect to option grants, including the options granted in 2006, 2007 and 2008, see note 16 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008. These amounts do not reflect the actual value that may be realized by the named executive officers which depends on the value of our shares in the future.

(5)	All other compensation for 2008 consists of the following (amounts in dollars):

	Moving and Relocation	Insurance Premiums	Tax Preparation Services	Total

Mr. Roling	50,000	17,621 (i)	9,469	77,090
Mr. Castle	—	—	—	—
Mr. Snodgrass	—	820 (ii)	—	820

(i)	Insurance premium for Mr. Roling to provide individual long-term care insurance and life insurance.
(ii)	One-half of the insurance premiums to provide life insurance in part for the benefit of the executive's beneficiaries.
(6)	On March 6, 2007, Jon Nix sold to Daniel Roling, our President and Chief Executive Officer for $10.00 in aggregate consideration, a fully vested option to purchase 400,000 shares of National Coal Corp. common stock at $7.00 per share until December 31, 2008. The transaction resulted in $434,493 of compensation expense to the Company in the year ended December 31, 2007 in accordance with SFAS 123R.

Grants of Plan-Based Awards in Fiscal 2008

        The following table provides information about equity-awards granted to each named executive officer in 2008 under the Amended and Restated 2004 National Coal Corp. Option Plan, which is the only plan pursuant to which awards were granted in 2008.

Name	Grant Date (1)	Approval Date (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)

Daniel A. Roling	2/4/08	2/4/08	—	75,000	$5.22	$243,577
	5/12/08	5/7/08	50,000	—	—	$15,600

Michael R. Castle	5/12/08	5/7/08	3,000	—	—	$936
	10/20/08	10/20/08	100,000	—	—	$444,905
	10/20/08	10/20/08	—	75,000	$4.45	$207,927

William Snodgrass	5/12/08	5/7/08	2,000	—	—	$624
	10/20/08	10/20/08	100,000	—	—	$444,905

(1)	The grant date of an option award is the date that the compensation committee fixes as the date the recipient is entitled to receive the award. The approval date is the date that the compensation committee approves the award.
(2)	The exercise price of option awards is generally equal to the closing market price of National Coal's common stock on the date of grant.
(3)	The grant date fair value is generally the amount the company would expense in its financial statements over the award's service period, but does not include a reduction for forfeitures.

Outstanding Equity Awards at Fiscal Year 2008

        The following table provides information with respect to outstanding stock options held by each of the named executive officers as of December 31, 2008.

		Number of Securities Underlying Unexercised Options
Name	Grant Date	(#) Exercisable	(#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Daniel A. Roling	08/09/06	250,000	250,000	(1)	$8.88	08/09/16
	02/04/08	—	75,000	(4)	$5.22	02/04/18

Michael Castle	12/01/07	32,500	97,500	(2)	$3.22	12/01/17
	10/20/08	—	75,000	(3)	$4.45	10/20/18

William Snodgrass	06/07/05	37,500	12,500	(5)	$5.86	06/07/15
	09/01/07	50,000	—		$3.00	09/01/17

(1)	Options are exercisable in 25% annual increments beginning August 9, 2007.
(2)	Options are exercisable in 25% annual increments beginning December 1, 2008.
(3)	Options are exercisable in 33 1/3% annual increments beginning November 20, 2009.
(4)	Options are exercisable in 25% annual increments beginning February 4, 2009.
(5)	Options are exercisable in 25% annual increments beginning January 1, 2006.

Option Exercises and Stock Vested in Fiscal Year 2008

        The following table provides information on stock option exercises and vesting of stock awards for each of the named executive officers during 2008.

	Option Awards				Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Daniel A. Roling	—		—		50,000	(1)	15,600	(1)

Michael Castle	—		—		3,000	(1)	936	(1)

William Snodgrass	37,500	(2)	175,875	(2)	2,000	(1)	624	(1)
	50,000	(3)	174,500	(3)	34,000	(4)	145,860	(4)

(1)	Messrs. Roling, Castle and Snodgrass purchased an aggregate of 55,000 shares of the Company's common stock at a price of $4.65 per share from shares authorized under the 2004 Stock Option Plan in accordance with a restricted stock award on May 12, 2008 as part of a larger offering of 2,332,000 shares of our common stock. The market price on the date of sale was $5.10.
(2)	On May 20, 2008, Mr. Snodgrass acquired 37,500 shares upon exercise of a stock option with an exercise price of $2.20 per share. The closing market price on the date of exercise was $6.89 per share.
(3)	On May 21, 2008, Mr. Snodgrass acquired 50,000 shares upon exercise of a stock option with an exercise price of $3.00 per share. The closing market price on the date of exercise was $6.49 per share.
(4)	On October 20, 2008, Mr. Snodgrass received an award of 100,000 shares of common stock, of which 34,000 shares vested on October 31, 2008. The closing market price on October 31, 2008 was $4.29 per share.

Employment Agreements, Termination of Employment and Change of Control Arrangements

        Other than William R. Snodgrass and Scott Deppe, each of our executive officers not only serves as an officer of National Coal Corp., but also as an officer of our wholly-owned subsidiary National Coal Corporation. Mr. Snodgrass is an executive officer of National Coal Corporation only. Mr. Deppe is an executive officer of National Coal of Alabama, Inc. only.

        Daniel A. Roling. In May 2006, we, along with our wholly-owned subsidiary, National Coal Corporation, entered into an employment agreement with Daniel A. Roling pursuant to which Mr. Roling would become the President and Chief Executive Officer of each company. Mr. Roling became our Chief Executive Officer on August 9, 2006 and President on February 6, 2007. Pursuant to the terms of his employment agreement, Mr. Roling shall also serve as a member of the Board. In November 2006, we expanded the size of our Board from 5 to 7 members, and Mr. Roling and Mr. Malys were appointed as directors. Mr. Roling’s employment agreement expires on May 24, 2009. Mr. Roling’s employment agreement shall be automatically renewed after the expiration of the initial term for successive two-year terms unless the Board elects to terminate the employment agreement. Mr. Roling earns a base salary of $600,000 per year, which rate of compensation is in effect until expiration of the initial term. Thereafter, the base annual salary shall be at the rate determined in good faith by the Board, but shall not be lower than the base salary in effect at the end of the immediately preceding fiscal year. In addition, for each full fiscal year during which Mr. Roling is employed as the Chief Executive Officer, commencing with the fiscal year ended December 31, 2006, Mr. Roling shall be paid an annual cash bonus in an amount to be determined in good faith by the Board, but not more than an amount equal to fifty percent (50%) of the base amount of Mr. Roling’s salary. Pursuant to Mr. Roling’s employment agreement, National Coal Corporation maintains key man life insurance for Mr. Roling. Any proceeds of this policy would be distributed 50% to National Coal Corporation and 50% to Mr. Roling’s heirs.

        Under his employment agreement, on May 25, 2006, the compensation committee approved the grant to Mr. Roling of a non-qualified stock option to purchase 500,000 shares of our common stock at an exercise price of $8.88 per share, the grant of which occurred upon Mr. Roling’s commencement of employment in August 2006. The options shall vest in four equal annual installments on the anniversary of the date of commencement of employment, but shall fully vest upon a change of control. In addition, under his employment agreement, Mr. Roling purchased 100,000 shares of our common stock at a price of $8.88 per share.

        In the event that Mr. Roling’s employment is terminated other than for bad conduct or because of substantial differences of opinion between Mr. Roling and the Board, or other circumstances should arise such that Mr. Roling, in good faith, no longer feels that he can function effectively as Chief Executive Officer of the Company, then Mr. Roling shall be entitled to certain severance benefits for a severance period of twelve months. Such severance benefits include a continuation of Mr. Roling’s base salary, a prorated annual cash bonus payment, continued insurance coverage, continued use of a company owned and maintained automobile, and immediate vesting of all unvested options and immediate lapse of any forfeiture provision relating to restricted share grants scheduled to vest during the severance period. In the event of a change of control, the Company shall perform an analysis to determine the applicability of Section 4999 of the United States Internal Revenue Code of 1986, and if applicable, shall pay to Mr. Roling a gross-up not to exceed $200,000 such that Mr. Roling will retain a net amount equal to the payments he is entitled to pursuant to the terms of the Employment Agreement, less income and employment taxes, assuming that the excise tax under Section 4999 didn’t apply.

        In addition, in the event that Mr. Roling’s employment with the Company is terminated for any reason, the Company shall, upon the request of Mr. Roling, pay for outplacement service for Mr. Roling for a period of twelve (12) months and provide office space and secretarial support to assist Mr. Roling in searching for and obtaining a new position.

         Michael R. Castle. In November 2007, National Coal Corp., and our wholly-owned subsidiary, National Coal Corporation, entered into an employment agreement with Mr. Castle to serve as Senior Vice President and Chief Financial Officer commencing December 1, 2007. Under this employment agreement, Mr. Castle was entitled to an initial salary of $240,000 per year. Mr. Castle was also entitled to one year of severance pay and full acceleration of all unvested stock options if his employment is terminated by us without cause. Mr. Castle was granted 130,000 stock options at the then current market value of $3.22 per share. These options are exercisable in 25% annual increments beginning December 1, 2008.

        In October 2008, Mr. Castle entered into a new employee retention agreement with us, which provides for the following:

o	A $50,000 cash bonus payment payable upon execution of the agreement, subject to partial repayment over three years if Mr. Castle is terminated with cause or terminates his employment without good reason.

o	Effective December 1, 2008, an increase in base salary to $300,000 per annum, subject to upward adjustment.

o	Incentive bonuses as established by the board of directors up to 50% of base salary.

o	A restricted stock award of 100,000 shares of our common stock, which vests through November 30, 2011.

o	An award of stock options to purchase 75,000 shares of our common stock, subject to annual vesting in equal parts through November 30, 2011.

o	A $1,000,000 term life insurance policy, payable 50% to National Coal Corporation and 50% to Mr. Castle's designee.

        The retention agreement also contains certain payment provisions upon a termination of Mr. Castle’s employment by us without cause or by Mr. Castle for good reason, in each case in connection with a change of control of National Coal. In exchange for such compensation, Mr. Castle shall be subject to a non-compete provision with National Coal for the duration of his employment and for an additional twelve (12) month period thereafter in the event Mr. Castle has received the severance payment noted above.

        Scott Deppe. In January 2009, National Coal Corp., and our wholly-owned subsidiary, National Coal of Alabama, Inc., entered into an employment agreement with Mr. Deppe to serve as Senior Vice President of National Coal of Alabama, Inc. commencing January 26, 2009. Under his employment agreement, Mr. Deppe is entitled to an initial salary of $215,000 per year. Mr. Deppe is also entitled to ninety (90) days of severance pay and full acceleration of all unvested stock options if his employment is terminated by us without cause. Mr. Deppe was granted 50,000 stock options with an exercise price of $1.11 per share. These options are exercisable in 25% annual increments.

        Charles Kite. On July 15, 2008, Mr. Kite resigned from his position as Senior Vice President and General Counsel of National Coal Corp. for personal reasons. In connection with his departure, Mr. Kite entered into a separation agreement with us effective the same date. As of the effective date of the separation agreement and pursuant to its terms, all outstanding vested options to purchase our common stock held by Mr. Kite shall remain exercisable until December 31, 2009. In consideration of the benefits to be received by Mr. Kite under the separation agreement, Mr. Kite agreed to provide consulting services to us until December 31, 2008 and executed a general release of claims in our favor.

        William Snodgrass. In October 2008, National Coal Corp. and its operating subsidiary National Coal Corporation entered into an employee retention agreement with Mr. Snodgrass, Chief Operating Officer and Senior Vice President for Business Development of the Company. Mr. Snodgrass has been employed by us since July 2003 and has been serving in his current role as Chief Operating Officer since August 31, 2007 and Senior Vice President since March 1, 2007. The employee retention agreement provides for the following:

o	A $300,000 cash bonus payment payable upon execution of the agreement, subject to partial repayment over three years if Mr. Snodgrass is terminated with cause or terminates his employment without good reason.

o	A $100,000 cash bonus payment payable no later than January 31, 2012, if Mr. Snodgrass is employed with us on a continuous basis through December 31, 2011.

o	Effective November 1, 2008, an increase in base salary to $300,000 per annum, subject to upward adjustment.

o	Incentive bonuses as established by the board of directors up to 50% of base salary.

o	A restricted stock award of 100,000 shares of our common stock, which vests through October 31, 2010.

o	A $1,000,000 term life insurance policy, payable 50% to National Coal Corporation and 50% to Mr. Snodgrass's designee.

        The retention agreement also contains certain payment provisions upon a termination of Mr. Snodgrass’ employment by us without cause or by Mr. Snodgrass for good reason, in each case in connection with a change of control of National Coal. In exchange for such compensation, Mr. Snodgrass shall be subject to a non-compete provision with us for the duration of his employment and for an additional twelve (12) month period thereafter in the event Mr. Snodgrass has received the severance payment noted above.

Potential Severance Payments

        As described above, our employment agreements with Messrs. Roling, Castle, Deppe (who was not employed by us as of December 31, 2008) and Snodgrass provide for severance benefits in the event that the executive’s employment is terminated under certain circumstances. The following table sets forth severance payments and benefits that we would have been obligated to pay to Messrs. Roling, Castle and Snodgrass assuming a triggering event had occurred under each of their respective agreements as of December 31, 2008:

Name	Cash Severance Payment ($) (1)	Bonus Value ($)		Continuation of Benefits ($)		Value of Acceleration of Vesting of Equity Awards ($) (4)	Outplacement Services ($)		Total Severance Benefits ($)

Daniel Roling	600,000	300,000	(2)	51,150	(3)	—	42,000	(5)	993,150
Michael R. Castle	300,000	—		—		—	—		300,000
William Snodgrass	300,000	—		—		—	—		300,000

(1)	Represents twelve months of cash severance payments based on the executive's salary payable in a lump sum or periodic payments as provided in the executive's employment agreement.
(2)	Consists of an annual cash bonus payment equal to 50% of Mr. Roling's base salary.
(3)	Represents the estimated cost of continuation of the following benefits for the severance period: (i) insurance coverage for medical, major medical and disability coverage; (ii) automobile allowance; and (iii) reimbursement of fees for professional services of $10,000.
(4)	Represents the value of accelerated "in the money" stock options and restricted stock awards using the closing price of our common stock on December 31, 2008 of $1.27 per share. At December 31, 2008, no stock options held by Mr. Roling were "in the money." Neither Mr. Castle nor Mr. Snodgrass are entitled to acceleration of vesting of equity awards as part of their severance payments upon termination of employment.
(5)	Represents the estimated costs to the Company of providing Mr. Roling with (i) outplacement services for a period of twelve months with agency selected by Mr. Roling, based upon the customary fees charged by nationally rated firms engaged in providing such services, and (ii) office space and secretarial support for a period of twelve months to assist Mr. Roling in searching for and obtaining a new position.

Potential Change in Control Payments

        As described above, our employment agreements with Messrs. Roling, Castle, Deppe (who was not employed by us as of December 31, 2008) and Snodgrass provide for accelerated vesting of all options held by such executives upon a change in control. The following table sets forth the change in control benefits that we would have been obligated to pay to our named executive officers assuming a change in control had occurred as of December 31, 2008:

Name	Value of Acceleration of Vesting of Equity Awards ($) (1)		280G Tax Gross Up ($)

Daniel A. Roling	—		200,000	(2)
Michael R Castle	127,000	(3)	—
William Snodgrass	83,820	(4)	—

(1)	Represents the value of accelerated "in the money" stock options and restricted stock awards using the closing price of our common stock on December 31, 2008 of $1.27 per share. At December 31, 2008, no stock options held by Messrs. Roling, Castle or Snodgrass were "in the money."
(2)	Mr. Roling is entitled to receive up to $200,000 of additional cash compensation to reimburse him for any excise taxes payable by Mr. Roling on payments, distributions or benefits that are subject to excise taxes as provided under Section 4999 of the Internal Revenue Code.
(3)	Represents the value of 100,000 restricted shares of common stock using the closing price of our common stock on December 31, 2008 of $1.27 per share, the vesting of which would accelerate upon a change of control of National Coal.
(4)	Represents the value of 66,000 restricted shares of common stock using the closing price of our common stock on December 31, 2008 of $1.27 per share, the vesting of which would accelerate upon a change of control of National Coal.

Director Compensation

        The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. We do not pay management directors for Board service in addition to their regular employee compensation. The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board reviews the committee’s recommendations and determines the amount of director compensation. The committee can engage the services of outside advisers, experts, and others to assist the committee in determining director compensation. During 2008, the committee did not use an outside adviser to aid in setting director compensation.

        The following table details the total compensation earned by the company’s non-employee directors in 2008.

Director Summary Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)

Robert Heinlein	104,584	25,000	133,338	262,922
Gerald J. Malys	100,834	25,000	121,546	247,380
Kenneth Scott	152,500	25,000	102,233	279,733
Total	357,918	75,000	357,117	790,035

(1)	The amounts in this column represent the dollar value recognized for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these option awards and the amounts expensed in 2008 were determined in accordance with FAS 123R. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008. These amounts do not reflect the actual value that may be realized by the director which depends on the value of our shares in the future.

        Based on a review of a survey report regarding director compensation for similarly sized companies in the energy and natural resources industries and our director compensation program, our Compensation Committee approved an increase in director compensation and modified the cash compensation for non-employee directors, effective immediately following the 2008 Annual Shareholder Meeting, as follows:

Category	Annual Amount

Director Fee	$50,000
Chairman of the Board Fee	$70,000
Committee Member Fees (not paid to Committee Chairman):
Audit Committee	$5,000
Compensation Committee	$5,000
Nominating and Governance Committee	$5,000
Committee Chairman Fees:
Audit Committee	$30,000
Compensation Committee	$10,000
Nominating and Governance Committee	$10,000

        Directors receive cash fees in monthly installments with the exception of committee chairperson fees which are paid at the beginning of each annual term. Annual retainers are prorated so that adjustments can be made during the year. Unpaid portions of cash retainers are forfeited upon termination, retirement, disability, or death. Our current practice is to grant each non-employee director a stock option to purchase 75,000 shares of common stock upon their initial election or appointment to the Board. Directors’ options vest in equal annual installments over a four-year period from the date of grant. Vesting accelerates upon the director’s death or disability or if the director is not nominated by the Board for re-election as a director. In 2007, the term of the stock options for independent directors immediately following their end of service was extended from ninety days to eighteen months. In 2008, our Compensation Committee also approved additional equity compensation payable to each of our non-employee directors consisting of an option to purchase 10,000 shares of common stock and a restricted stock award of 5,000 shares of common stock.

Equity Compensation Plan Information

        The following table sets forth certain information as of December 31, 2008 regarding equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved
by security holders (1)	1,630,875	$6.35	1,190,625
Equity compensation plans not
approved by security holders	—	—	—
Total	1,630,875	$6.35	1,190,625

(1)	Consists of shares underlying our Amended and Restated 2004 National Coal Corp. Option Plan, of which an aggregate of 4,450,000 shares have been reserved for issuance. All outstanding awards under the 2004 option plan consist of stock options with the exception of 6 awards of 415,000 shares of common stock.

AUDIT RELATED MATTERS

Audit Committee Report

        The Audit Committee of the Board of Directors, which consists of independent directors (as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules), has furnished the following report:

        The role of the Audit Committee is to oversee the Company’s financial reporting processes on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting processes, principles and internal controls. The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

        In fulfilling its responsibilities with respect to the financial statements for fiscal year 2008, the Audit Committee:

o	Reviewed and discussed the audited financial statements for the year ended December 31, 2008 with management and Ernst & Young, LLP (the "Auditors"), the Company's independent auditors;

o	Reviewed and discussed with the Auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees);

o	Received written disclosures and the letter from the Auditors regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee discussed with the Auditors their independence;

o	Considered whether the Auditors' provision of non-audit services is compatible with maintaining their independence; and

o	Discussed with management and the Auditors the adequacy of the Company's internal controls.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Audit Committee

Robert Heinlein, Chairman
Gerald Malys
Kenneth Scott

Services Provided by the Independent Auditors

        Ernst & Young LLP has served as our independent registered public accounting firm since August 2006, and our Audit Committee plans to appoint Ernst & Young as the independent registered public accounting firm to audit National Coal’s financial statements for the fiscal year ending December 31, 2009. We do not expect representatives of Ernst & Young LLP to be present at the Annual Meeting. If they do attend, they will be available to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

Audit Committee Pre-Approval Policies and Procedures

        All audit work for the fiscal years ended December 31, 2008 and 2007 was performed by the full time employees of Ernst & Young LLP. Generally, the Audit Committee approves in advance audit and non-audit services to be provided by Ernst & Young LLP. In other cases, in accordance with Rule 2-01(c)(7) of Securities and Exchange Commission Regulation S-X, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for matters which arise or otherwise require approval between regularly scheduled meetings of the Audit Committee, provided that the Chairman reports such approvals to the Audit Committee at the next regularly scheduled meeting of the Audit Committee. No services were approved by the Audit Committee in accordance with Item 2-01(c)(7)(i)(C) of Regulation S-X.

Fees Paid to Independent Accountants

        The aggregate fees billed by Ernst & Young LLP, independent accountants, for professional services rendered to National Coal during the fiscal years ended December 31, 2007 and 2008 were comprised of the following:

	Fiscal 2007	Fiscal 2008

Audit fees (1)	$349,550	$651,947
Audit-related fees (2)	101,178	—
Tax fees	—	—
All other fees	—	—
Total fees (3)	$450,728	$651,947

(1)	Includes out-of-pocket expenses of $15,670 and $38,279 for fiscal years 2007 and 2008, respectively.
(2)	Includes out-of-pocket expenses of $4,562 and $0 for fiscal years 2007 and 2008, respectively.
(3)	Includes out-of-pocket expenses of $20,232 and $38,279 for fiscal years 2007 and 2008, respectively.

        Audit fees include fees for professional services rendered in connection with the audit of our consolidated financial statements for each year and reviews of our unaudited consolidated quarterly financial statements, as well as fees related to consents and reports in connection with regulatory filings for those fiscal years.

        Audit-related fees in fiscal 2007 were primarily for due diligence in connection with acquisitions, financing transactions, and accounting consultations.

        No fees for tax services were incurred with Ernst & Young LLP during the years ended December 31, 2008 and 2007 including for tax compliance, tax advice and tax planning.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information regarding the beneficial ownership of our common stock as of April 17, 2009:

o	each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock;

o	each of our directors and nominees;

o	each of our named executive officers; and

o	all of our directors and executive officers as a group

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of common stock under warrants or options currently exercisable or exercisable within 60 days of the date of this information are deemed outstanding for purposes of computing the percentage ownership of the person holding such warrants or options but are not deemed outstanding for computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding at April 17, 2009. Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

        The information presented in this table is based on 34,184,824 shares of our common stock outstanding on April 17, 2009. Unless otherwise indicated, the address of each of the executive officers and directors and 5% or more shareholders named below is c/o National Coal Corp., 8915 George Williams Road, Knoxville, Tennessee 37923.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding

Directors and Named Executive Officers:
Daniel A. Roling (1)	842,400	2.4%
Michael R. Castle (2)	146,500	*
Charles Kite (3)	100,000	*
William R. Snodgrass (4)	202,000	*
Scott Deppe	—	—
Robert Heinlein (5)	95,000	*
Kenneth Scott (6)	105,000	*
Gerald J. Malys (7)	58,500	*
Marc Solochek	—	—
Directors and Executive Officers
as a Group (9 persons) (8)	1,549,400	4.5%

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding

5% Shareholders:
Crestview Capital Master LLC (9)	2,328,901	6.8%
Geologic Resource Partners, LLC (10)	4,801,110	14.0%
Centaurus Energy Master Fund, LP (11)	3,313,595	9.7%
Steelhead Partners, LLC (12)	6,304,112	18.2%
Fayez S. Sarofim	1,785,000	5.2%

*	Less than 1%.
(1)	Consists of (i) 570,000 shares of common stock; (ii) 268,750 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of April 17, 2009; and (iii) 3,650 shares of common stock beneficially owned by Mr. Roling's spouse.
(2)	Consists of (i) 108,000 shares of common stock, (ii) 6,000 shares owned by Mr. Castle's son and daughter and (iii) 32,500 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of April 17, 2009.
(3)	Consists of 100,000 shares of common stock.
(4)	Consists of (i) 102,000 shares of common stock and (ii) 100,000 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of April 17, 2009.
(5)	Consists of (i) 10,000 shares of common stock, and (ii) 85,000 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of April 17, 2009.
(6)	Consists of (i) 30,000 shares of common stock, and (ii) 75,000 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of April 17, 2009.
(7)	Consists of (i) 11,000 shares of common stock and (ii) 47,500 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of April 17, 2009.
(8)	Consists of (i) 940,650 shares of common stock, and (ii) 608,750 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of April 17, 2009.
(9)	Consists of (i) 2,106,554 shares of common stock, and (ii) 222,347 shares of common stock that may be acquired from the registrant upon exercise of outstanding warrants. Crestview Partners, the sole manager of Crestview, and Stewart Flink, Robert Hoyt and Daniel Warsh, the managers of Crestview Partners, exercise voting and investment control over the securities held by Crestview Capital Master LLC. Each of Crestview Partners, and Messers. Flink, Hoyt and Warsh. expressly disclaims beneficial ownership in these securities, except to the extent of their respective pecuniary interests therein.
(10)	These shares are held in the accounts of private investment vehicles advised by Geologic Resource Partners, LLC. Geologic Resource Partners, LLC, is the investment manager of these shareholders and George R. Ireland, as the Chief Investment Officer of Geologic Resource Partners, LLC, exercises voting and investment control over the shares held by these shareholders.
(11)	Centaurus Energy Master Fund, LP (the "Fund") directly owns 3,315,595 shares of common stock. Each of Centaurus Energy LP ("CE LP") and Centaurus Energy QP LP ("CE QP LP", as a general partner of the Fund, has the power to direct the affairs of the Fund, including decisions respecting the receipt of dividends from, and the proceeds from the sale of, the common stock owned by the Fund. Cenaurus Energy Partners ("CEP"), as the general partner of each of CE LP and CE QP LP, has the power to direct the affairs of CE LP and CE QP LP. Centaurus Advisors, LLC, as the general partner of CEP, has the power to direct the affairs of CEP. John D. Arnold is the sole and managing member of Centaurus Advisors, and in that capacity directs its operations. Each of the Fund, CE LP, CE QP LP, CEP, Centaurus Advisors and Mr. Arnold expressly disclaims beneficial ownership in these securities, except to the extent of their respective pecuniary interests therein.
(12)	Consists of (i) 3,135,504 shares of common stock and 375,000 shares of common stock reserved for issuance upon exercise of warrants which currently are exercisable or will become exercisable within 60 days of April 17, 2009, in each case held by Steelhead Navigator Fund L.P. and (ii) 2,793,608 shares of common stock held by Steelhead Navigator Fund Ltd.. Steelhead Partners, LLC as the investment manager of Steelhead Navigator Master LP ("Master"), and as the sole member of Master's general partner, and each of J. Michael Johnston and Brian K. Klein, as the member-managers of Steelhead Partners, LLC, exercise voting and investment control over the securities held by these shareholders. Each of Steelhead, LLC, Mr. Johnston and Mr. Klein expressly disclaims beneficial ownership in these securities, except to the extent of their respective pecuniary interests therein.

OTHER PROPOSALS

        We are not aware of any other business to be presented to the meeting and we do not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

2010 STOCKHOLDER PROPOSALS

        Any shareholder who intends to present a proposal at the 2010 annual meeting of shareholders for inclusion in our proxy statement and proxy form relating to such annual meeting must submit such proposal to us at our principal executive offices no later than December 30, 2009. In addition, in the event a shareholder proposal is not received by the Company by March 15, 2010, the proxy to be solicited by the Board of Directors for the 2010 annual meeting will confer discretionary authority on the holders of the Proxy to vote the shares if the proposal is presented at the 2010 annual meeting without any discussion of the proposal in the proxy statement for such meeting.

        SEC rules and regulations provide that if the date of our 2010 annual meeting is advanced or delayed more than 30 days from first anniversary of the 2009 annual meeting, shareholder proposals intended to be included in the proxy materials for the 2010 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy materials for the 2010 annual meeting. If we determine that the date of the 2010 annual meeting will be advanced or delayed by more than 30 days from the first anniversary of the 2009 annual meeting, we will publicly disclose such change.

COMMUNICATIONS WITH DIRECTORS

        You may communicate with the Chairs of our Audit Committee, Governance and Nominating Committee or Compensation Committee, or with our independent directors as a group, by writing to any such person or group, care of the Corporate Secretary of National Coal Corp., at our principal executive offices, 8915 George William Road Knoxville, Tennessee 37923.

        Communications are distributed to the Board of Directors, or to any individual director, depending on the facts and circumstances described in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any independent director upon request.

SOLICITATION OF PROXIES

        We will bear the expense of soliciting proxies. Our directors, officers and other employees may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. We may also reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable charges and expenses in connection with the distribution of proxy materials.

ANNUAL REPORT

        Our financial statements for the year ended December 31, 2008 are included in our 2008 Annual Report to Shareholders, which we are sending to our shareholders at the same time as this proxy statement. Our 2008 Annual Report on Form 10-K, which has been filed with the SEC, will be made available to shareholders without charge upon written request to the Corporate Secretary of National Coal Corp., at our principal executive offices, 8915 George William Road Knoxville, Tennessee 37923.

By Order of the Board of Directors Kenneth Scott Chairman of the Board

Knoxville, Tennessee
April 23, 2009

PLEASE PROMPTLY VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. AT ANY TIME BEFORE A VOTE YOU MAY REVOKE YOUR PROXY BY (1) A LATER PROXY OR A WRITTEN NOTICE OF REVOCATION DELIVERED TO THE INSPECTOR OF ELECTIONS OR (2) ADVISING THE INSPECTOR OF ELECTIONS AT THE MEETING THAT YOU ELECT TO VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT IN AND OF ITSELF REVOKE A PROXY.

THE ANNUAL MEETING IS ON MAY 28, 2009
PLEASE RETURN YOUR PROXY IN TIME

NATIONAL COAL CORP.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, a shareholder of NATIONAL COAL CORP., a Florida corporation (the “Company”), hereby nominates, constitutes and appoints Daniel Roling and Michael R. Castle, or either one of them, as proxy of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Shareholders of the Company, to be held on May 28, 2009, and any postponements or adjournments thereof, and in connection therewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote with the same effect as if the undersigned were present, as follows:

A VOTE FOR ALL PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS:

Proposal 1.      To elect the Board of Directors’ five nominees as directors:

Robert Heinlein	Gerald Malys	Daniel Roling	Kenneth Scott	Marc Solochek

        ☐  FOR ALL NOMINEES LISTED ABOVE (except as marked to the contrary below)

        ☐  WITHHELD for all nominees listed above

        (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below:)

The undersigned hereby confer(s) upon the proxies and each of them discretionary authority with respect to the election of directors in the event that any of the above nominees is unable or unwilling to serve.

        The undersigned hereby revokes any other proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.

        THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR ALL PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

        The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated April 23, 2009, relating to the Annual Meeting.

Dated:___________________________, 2009

Signature:_____________________________

Signature:_____________________________
Signature(s) of Shareholder(s)
(See Instructions Below)

The Signature(s) hereon should correspond exactly with the name(s) of the Shareholder(s) appearing on the Share Certificate. If stock is held jointly, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.

☐ Please indicate by checking this box if you anticipate attending the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE